Exhibit 99.2

WEST COAST BANK
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
(SERP)

Effective Date:  August 1, 2003
Restated January 1, 2011

THIS SERP is adopted by WEST COAST BANK (the “Bank”), WEST COAST BANCORP (“Bancorp”), its parent holding company, (collectively referred to as the “Company”) and ROBERT D. SZNEWAJS (the “Executive”).

ARTICLE 1
PURPOSE

1.1         Dual Purposes.  This SERP is intended to:

(a)	Assist in assuring the Executive’s continued service to the Company by providing supplemental retirement benefits that are competitive with the Company’s peers; and

(b)	Discourage the Executive from engaging in any competitive business after the Executive leaves the Company.

1.2
Top-Hat Plan Status.  This is an unfunded plan maintained primarily for the purpose of providing deferred compensation for the Executive, who is a member of a select group of management or highly compensated employees.  As such, this SERP is intended to qualify as a “top-hat plan” exempt from Part 2 (minimum participation and vesting standards), Part 3 (minimum funding standards) and Part 4 (fiduciary responsibility provisions) of Title I of the Employee Retirement Income Security Act of 1974 (“ERISA”).  The provisions of the SERP shall be interpreted and administered according to this intention.

ARTICLE 2
DEFINITIONS

Words and phrases appearing in this SERP with initial capitalization are defined terms that have the meanings stated below.  Words appearing in the following definitions which are themselves defined terms are also indicated by initial capitalization.

2.1	Accrual Balance means the benefit liability accrued by the Company under Article 5 which shall include the benefit accrued under this SERP before the Effective Date of this Restatement.

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2.2	Accrual Completion Date means the date the Accrual Balance is scheduled to be fully accrued by the Company.

2.3	Beneficiary means the person or persons or estate, trust or charitable organization entitled under Article 4 to receive the death benefit payable under this SERP.

2.4	Change In Control Agreement means the “Change In Control Agreement” as restated December 30, 2008, between the Executive and the Company, as amended.

2.5	Compensation Committee means the Compensation and Personnel Committee of Bancorp’s Board of Directors.

2.6	Effective Date means the original effective date as first stated above (immediately below the title of this SERP), however, the Effective Date of this SERP as restated is January 1, 2011.

2.7	Termination Event means the termination of the Executive’s employment under circumstances that entitle the Executive to benefits under the Change In Control Agreement.

2.8	Termination for Cause means that the Company has terminated the Executive’s employment for “cause” as defined in the Change In Control Agreement.

2.9	Termination of Employment means that the Executive’s employment with the Company has terminated for any reason, voluntary or involuntary.

ARTICLE 3
BENEFITS

3.1
Fully Accrued Benefit.  Effective January 1, 2011, upon Termination of Employment on or after the Accrual Completion Date, other than a Termination for Cause, the Executive shall be entitled to receive a benefit equal to the present value of a stream of annual installment payments, each in the amount of 45% of the Executive’s annual base salary as in effect January 1, 2011, payable for 15 years and commencing on the Accrual Completion Date.  Present value shall be determined using a 6.0% discount rate.

3.2	Partially Accrued Benefits.

(a)
Amount of Benefit.  Upon Termination of Employment before the Accrual Completion Date for any reason other than death, Termination for Cause or a Termination Event, subject to adjustment under subsection (b) below, the Executive shall be entitled to receive the Accrual Balance as determined as of the first day of the month in which the Termination of Employment occurs.

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(b)
Benefit Increase.  In its sole discretion, the Compensation Committee may, from time to time as of any anniversary of the Effective Date of this Restatement, separately increase the amount of the benefit payable under subsection (a) above without increasing the benefit payable under Section 3.1.

3.3
Death Benefit.   If the Executive dies before the Accrual Completion Date, the Executive’s Beneficiary shall be paid the fully accrued benefit that would have been payable under Section 3.1 had the Executive had a Termination of Employment on the Accrual Completion Date.

3.4
Change In Control Benefit.   If a Termination Event occurs before the Accrual Completion Date, the Company will pay the Executive the fully accrued benefit that would have been payable under Section 3.1 had the Executive had a Termination of Employment on the Accrual Completion Date.

3.5	Form and Time of Payment.

(a)	Payment of any type of benefit under this Plan shall be made in a lump sum cash payment.

(b)
Subject to the six-month delay under Section 3.6, the benefit payment shall be paid, without interest, within 60 days of the date of the occurrence of the event entitling the Executive to the benefit payment.

3.6
Six-Month Delay for Distributions.  Except to the extent a benefit payment is exempt from the requirements of Code § 409A, the payment shall not be made before the date which is six months after the date of the Executive’s Termination of Employment or, if earlier than the end of the six-month period, the date of the Executive’s death.

ARTICLE 4
BENEFICIARIES

4.1
Designation of Beneficiary. The Executive may designate the Beneficiary or Beneficiaries (who may be designated concurrently or contingently) to receive the death benefit under the SERP.  The designation is subject to the following terms and conditions:

(a)	The beneficiary designation must be in a form satisfactory to the Compensation Committee and must be signed by the Executive.

(b)	A beneficiary designation form shall be effective upon receipt by the Compensation Committee or its designee, provided it is received before the Executive’s death.

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(c)
The Executive may revoke a previous beneficiary designation without the consent of the previously designated Beneficiary.  This revocation is made by filing a new beneficiary designation form with the Compensation Committee or its designee, and shall be effective upon receipt.

(d)
A beneficiary designation made before the Effective Date of this Restatement that complied with the rules in subsections (a), (b) and (c) above shall continue in effect unless and until a new beneficiary designation is made by the Executive.

4.2
Divorce.  A divorce will automatically revoke the portion of a beneficiary designation designating the former spouse as a Beneficiary.  The former spouse will be a Beneficiary under this SERP only if a new such beneficiary designation form naming the former spouse as a beneficiary is filed after the date the dissolution decree is entered.

4.3	Disclaimers. If a Beneficiary disclaims a death benefit, the benefit will be paid as if the Beneficiary had predeceased the Executive.

4.4
Default Beneficiary.  If, at the time of the Executive’s death, the Executive has failed to designate a Beneficiary, the Executive’s beneficiary designation has become completely invalid under the provisions of this Article or there is no surviving Beneficiary, payment of the death benefit will be made in the following order of priority:

(a)	To the Executive’s spouse, if living;

(b)	To the Executive’s surviving children, in equal shares; or

(c)	To the Executive’s estate.

ARTICLE 5
ACCRUAL BALANCE

5.1
Compensation Liability.  The Accrual Balance shall be equal to the financial statement compensation liability accrued by the Company (under Section 5.2) as of any applicable determination date (as defined in Section 5.3) for its payment obligation under this SERP.

5.2	Accrual Calculation.

(a)	The value of the Accrual Balance shall equal the sum of the:

(1)	Principal accrual (service cost); plus

(2)	Interest accrual at 6.0%.

(b)	The Accrual Balance shall be fully accrued on April 1, 2013.

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(c)	The value shall be determined by using Generally Accepted Accounting Principles applying APB 12 as amended by FAS 106.

5.3	Determination Dates. The Accrual Balance shall be determined as of the first day of each month.

5.4
Reporting.  The Compensation Committee will report the Accrual Balance to the Executive at least annually and within a reasonable period of time not to exceed 30 days after the date of the Termination of Employment if the Executive is to be paid the partially accrued benefit under Section 3.2.

ARTICLE 6
FORFEITURE

6.1	Grounds For Forfeiture.

(a)	The Executive will forfeit any benefits payable under this SERP upon a Termination for Cause.

(b)	The Executive will forfeit any benefits payable under this SERP if the Executive violates the noncompetition restrictions of Section 6.2.

6.2	Noncompetition Restrictions.

(a)	Definitions. For purposes of this section, the following terms have the meanings stated below:

(1)	“Banking institution” means any state or national bank, state or federal savings and loan association, mutual savings bank or state or federal credit union or any of their holding companies.

(2)
“Competing activities” mean any activities that are competitive with the business activities of Bancorp, the Bank or any of their subsidiaries as conducted at the commencement of, or during the term of, the restricted period.

(3)	“Financial institution” means any banking institution (as defined in paragraph (1) above), trust company or mortgage company regardless of:

(A)	Its legal form of organization; or

(B)	Whether it is in existence or is in formation.

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(4)	“Restricted area” means any county in Oregon or Washington in which Bancorp, the Bank or any of their subsidiaries either:

(A)	Has a branch or other office at the commencement of the restricted period; or

(B)	Has decided to open a branch or other office during the restricted period, provided that fact has been communicated to the Executive before the Executive’s Termination of Employment.

(5)	“Restricted period” means a period of:

(A)	24 months from the date of the Executive’s Termination of Employment; or

(B)	36 months from the date of the Executive’s Termination Event if the Change in Control Benefit under Section 3.4 is payable.

(6)	“Subsidiaries” mean any current or future subsidiary of Bancorp or the Bank, regardless of whether it is 100% owned by Bancorp or the Bank.

(b)	Restrictions. The Executive agrees that, during the restricted period, the Executive will not, directly or indirectly:

(1)
Except as provided in subsection (c) below, be employed by or provide services to any financial institution that engages in competing activities in the restricted area, whether as an employee, officer, director, agent, consultant, promoter or in any similar position, function or title;

(2)
Have any ownership or financial interest in any financial institution that engages in competing activities in the restricted area that violates the Company’s then current published ethical standards on ownership interests in competing businesses;

(3)	Induce any employee of Bancorp, the Bank or their subsidiaries to terminate their employment with Bancorp, the Bank or their subsidiaries;

(4)	Hire or assist in the hiring of any employee of Bancorp, the Bank or their subsidiaries for or by any financial institution that is not affiliated with Bancorp, the Bank or their subsidiaries; or

(5)
Induce any person or entity (other than the Executive’s relatives or entities controlled by them) to terminate or curtail its business or contractual relationships with the Bank, Bancorp or their subsidiaries.

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(c)
Exceptions.  Regardless of the restriction in subsection (b)(1) above, the Executive may be employed outside the restricted area as an employee, officer, agent, consultant or promoter of a financial institution that engages in competing activities in the restricted area, provided the Executive will not:

(1)	Act within the restricted area as an employee or other representative or agent of that financial institution;

(2)	Have any responsibilities for that financial institution’s operations within the restricted area; or

(3)	Directly or indirectly violate the restrictions of subsection (b)(3), (4) and (5) above.

(d)	Forfeiture. If the Executive breaches the restrictions under subsection (b) above, the Executive will:

(1)	Forfeit any benefits payable under this SERP that were unpaid as of the date of the breach; and

(2)
Promptly repay the Company, upon demand, any payments that were made.  If the Executive does not repay that amount within fifteen (15) days after the date of the demand, the Executive will also pay interest on that amount at the rate of 9% per annum.

ARTICLE 7
CLAIMS AND APPEALS PROCEDURE

7.1	Claims Procedure.

(a)	Routine Payments. The Compensation Committee may authorize distribution of payments to the Executive or the Executive’s Beneficiary even though a formal claim has not been filed.

(b)	Formal Claims.

(1)
Mandatory Procedure.  Any claim that the Executive or a Beneficiary or anyone claiming on behalf of or through the Executive or a Beneficiary may make under ERISA or under any other applicable federal or state law must first be brought as a formal claim under this section.  If that claim is denied, it will be subject to the claims appeal procedures of Section 7.2.

(2)
Form and Content of Claim.  The claim shall be in any form reasonably acceptable to the Compensation Committee and must state the basis of the claim and also authorize the Compensation Committee and its designees to conduct any examinations necessary to determine the validity of the claim and take any steps necessary to facilitate the benefit payment.

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(3)
Submissions by Claimant.  The claimant shall file the claim with the Executive Vice-President, Human Resources.  The claimant may also submit written comments, documents, records and other information relating to the claim.

(4)
Access to Information.  The claimant will be provided, upon request and free of charge, reasonable access to, and copies of, all nonconfidential or nonprivileged Company documents, records and other information relevant to the claim.

(5)
Authorized Representative.  The claimant may be represented by an individual authorized to act on behalf of the claimant.  A representative’s authorization to act on behalf of the claimant must be established to the Compensation Committee’s reasonable satisfaction.

(6)
Review and Recommendation.  The claim shall be reviewed by the Company’s Executive Vice-President, Human Resources and the Chief Executive Officer (if that office is not held by the Executive at that time), who shall make a recommendation to the Compensation Committee.

(c)
Timeline.  The Compensation Committee shall make a determination on the claim within 90 days after the date the claimant filed it with the Executive Vice-President, Human Resources.  If more time is required for a special case, the Compensation Committee may take up to an additional 90 days to render a determination, but the claimant must be notified of the need for the extension of time within the initial 90-day period.  This notification will explain the special circumstances requiring the extension of time as well as the date by which a determination is expected.

(d)
Explanation of Denial.  If a claim is wholly or partially denied, the Compensation Committee shall provide the claimant with a notice of the decision, written in a manner calculated to be understood by the claimant, containing the following information:

(1)	The specific reason or reasons for the denial and a discussion of why the specific reason or reasons apply;

(2)	References to the specific provisions of this SERP upon which the denial was based;

(3)	A description of any additional material or information necessary for the claimant to perfect the claim; and

(4)	An explanation of the claims appeals procedures under this SERP.

(e)	Deemed Denial. If a determination is not furnished to the claimant within 90 days of the date the claim was filed—or 180 days if it is a special case—the claim shall be deemed to be denied.

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(f)	Appeal of Denial. If the claimant disagrees with the denial, the claimant’s sole remedy shall be to proceed with the claims appeal procedures under Section 7.2.

7.2	Claims Appeal Procedures.

(a)
Written Request.  If a claim is denied in whole or in part, the claimant or the claimant’s authorized representative may submit a written request for a review of the denial, including a statement of the reasons for the review.

(b)
Deadline.  This request must be filed with the Compensation Committee within 60 days after the claimant receives notice of the denial.  This time limit may be extended by the Compensation Committee if an extension appears to be reasonable in view of the nature of the claim and the pertinent circumstances.

(c)
Conduct of Appeal.  Upon receipt of such a request, the Compensation Committee shall afford the claimant an opportunity to review relevant documents and to submit issues and comments in writing.  The Compensation Committee may hold a hearing or conduct an independent investigation.  The Compensation Committee will consider all of the claimant’s submissions regardless of whether they were submitted or considered in the initial determination of the claim.

(d)
Timeline.  A decision on the review shall be rendered by the Compensation Committee not later than 60 days after receipt of the claimant’s request for the review.  If more time is required for a special case, the Compensation Committee may take up to an additional 60 days to render a decision, but the claimant must be notified of the need for the extension of time within the initial 60-day period.  This notification shall explain the special circumstances (such as the need to hold a hearing) which require the extension of time.

(e)	Decision on Appeal. The decision shall be written in a manner calculated to be understood by the claimant and shall include:

(1)	Specific reasons for the decision;

(2)	Specific references to the provisions of this SERP on which the decision is based;

(3)
A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits; and

(4)	A statement of the claimant’s right to bring a civil action under ERISA § 502(a), to the extent such an action is not preempted by the mandatory arbitration provision of Section 9.10.

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(f)	Deemed Denial. If the determination on the appeal is not furnished to the claimant within 60 days—or 120 days if it is a special case—the appeal shall be deemed to be denied.

(g)
Exhaustion of Appeal Process Required.  A claimant whose claim has been denied is required to exhaust the claims appeal procedures set forth in this section before commencing any arbitration or legal action.

7.3	Discretionary Authority; Standards of Proof and Review; Record on Review.

(a)
The Compensation Committee is the “named fiduciary” for purposes of ERISA.  This SERP confers full discretionary authority on the Compensation Committee with regard to the administration of this SERP, including the discretion to:

(1)	Make findings of fact and determine the sufficiency of the evidence presented regarding a claim; and

(2)
Interpret and construe the provisions of this SERP and related administrative documents, if any, (including words and phrases that are not defined in this SERP or those documents) and correct any defect, supply any omission or reconcile any ambiguity or inconsistency.

(b)
A decision by the Compensation Committee is required to be supported by substantial evidence only.  That is, proof by a preponderance of the evidence, clear and convincing evidence or beyond a reasonable doubt is not required.

(c)
A court of law or arbitrator reviewing any decision of the Compensation Committee, including those relating to the interpretation of this SERP or a claim for benefits under this SERP, shall be required to use the arbitrary and capricious standard of review.  That is, the Compensation Committee’s determination may be reversed only if it was made in bad faith, is not supported by substantial evidence or is erroneous as to a question of law.

(d)
In conducting its review of the Compensation Committee’s decision, a court or arbitrator shall be limited to the record of documents, testimony and facts presented to or actually known to the Compensation Committee at the time the decision was made.

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ARTICLE 8
AMENDMENT AND TERMINATION

8.1	By Mutual Agreement. Except as provided in Section 8.2, this SERP may be amended or terminated only by a written agreement signed by the Company and the Executive.

8.2	By the Company.

(a)
Subject to the restrictions in subsection (b) below, the Company may unilaterally amend or terminate this SERP at any time if in the opinion of the Company’s counsel or accountants, as a result of legislative, judicial or regulatory action, continuation of the SERP would:

(1)	Cause benefits to be taxable to the Executive before their actual receipt; or

(2)	Result in material financial penalties or other materially detrimental ramifications to the Company (other than the financial impact of paying the benefits).

(b)	Except as required by law, banking regulatory requirements or financial accounting requirements, an amendment or termination under subsection (a) above may not reduce:

(1)	The amount of the Executive’s Accrual Balance as determined as of the later of:

(A)	The effective date of the amendment or termination; or

(B)	The date it is adopted or approved; or

(2)	The amount of the benefit payable if the Executive’s benefit was in pay status as of the earlier of:

(A)	The effective date of the amendment or termination; or

(B)	The date it is adopted or approved.

(c)	Except as required by law, banking regulatory requirements or financial accounting requirements, upon the termination of this SERP under subsection (a) above:

(1)	The Executive’s Accrual Balance will be frozen as of the later of:

(A)	The effective date of the amendment or termination; or

(B)	The date it is adopted or approved;

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(2)	Interest will be credited on the Executive’s frozen Accrual Balance at an annual rate of 6% compounded monthly; and

(3)	The Company may either:

(A)	Hold and disburse the Executive’s frozen Accrual Balance (as adjusted under paragraph (2) above) in accordance with the otherwise applicable terms and conditions of this SERP; or

(B)	Disburse that amount in a lump sum at such earlier date as is permissible under Treas. Reg. § 1.409A-3(j)(ix).

ARTICLE 9
GENERAL PROVISIONS

9.1	Administration. The Compensation Committee shall have all powers necessary or desirable to administer this SERP, including but not limited to:

(a)	Establishing and revising the method of accounting for the SERP;

(b)	Maintaining a record of benefit payments;

(c)	Establishing rules and prescribing any forms necessary or desirable to administer the SERP;

(d)	Interpreting the provisions of the SERP; and

(e)	Delegating to others certain aspects of the Compensation Committee’s managerial and operational responsibilities, including employing advisors and delegating ministerial duties.

9.2	Receipt and Release for Payments.

(a)
The Compensation Committee may require the recipient of a payment, as a condition precedent to the payment, to execute a receipt and, in the case of a payment in full, a release for the payment.  The receipt and the release shall be in a form satisfactory to the Compensation Committee.

(b)	Payment may be made by a deposit to the credit of the Executive or a Beneficiary, as applicable, in any bank or trust company.

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(c)	Payment may be made to the individual or institution maintaining or having custody of the Executive or Beneficiary, as applicable, if the Compensation Committee receives satisfactory evidence that:

(1)	A person entitled to receive any benefit under this SERP is, at the time the benefit is payable, physically, mentally or legally incompetent to receive payment and provides a valid receipt for it;

(2)	An individual or institution is maintaining or has custody of that person; and

(3)	No guardian, custodian or other representative of the estate of that person has been appointed.

(d)	The receipt of the recipient or a canceled check shall be a sufficient voucher for the Company. The Company is not required to obtain from the recipient an accounting for the payment.

(e)
If a dispute arises over a distribution, payment may be withheld until the dispute is determined by a court of competent jurisdiction or settled, to the satisfaction of the Compensation Committee, by the parties concerned.  The Compensation Committee may require a hold harmless agreement on behalf of the Company and the SERP before making payment.

9.3
Other Compensation and Terms of Employment.  This SERP is not an express or implied employment agreement.  Accordingly, other than providing for certain benefits payable upon a Termination of Employment, this SERP will not affect the determination of any compensation payable by the Company to the Executive, nor will it affect the other terms of the Executive’s employment with the Company. The specific arrangements referred to in this SERP are not intended to exclude or circumvent any other benefits that may be available to the Executive under the Company’s employee benefit or other applicable plans, upon the Executive’s Termination of Employment.

9.4	Withholding.

(a)	Income Tax. Applicable federal, state and local income tax withholding will be withheld from all payments made under this SERP.

(b)	FICA. To the extent allowable under applicable regulations:

(1)	The present value of the vested benefits under this SERP will be taken into account as FICA wages in the year they become vested;

(2)	Present value will be determined using reasonable actuarial equivalency factors acceptable to the Compensation Committee;

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(3)	The employee portion of each year’s FICA liability will be deducted from the Executive’s other cash compensation for that year; and

(4)	FICA will not be deducted from any payments made under this SERP.

9.5	Unfunded Arrangement.

(a)	The Company’s payment obligation under this SERP is purely contractual and is not funded or secured in any manner by any asset, pledge or encumbrance of the Company’s property.

(b)
This SERP is not intended to create, and should not be construed as creating, any trust or trust fund.  The benefits accrued under this SERP and any assets acquired by the Company to finance its payment obligations under this SERP shall not be held in a trust (other than a grantor trust of the Company), escrow or similar fiduciary capacity.

(c)
Any insurance policy on the Executive’s life the Company may acquire to assist it in financing its obligations under this SERP is a general asset of the Company and neither the Executive nor anyone else claiming on behalf of or through the Executive shall have any right with respect to, or claim against, that policy.

(d)	The Executive and any Beneficiary are general unsecured creditors of the Company with respect to the payment of the benefits under this SERP.

9.6
Benefits Not Assignable.  The accrued benefits under this SERP shall not be considered assets under state law or bankruptcy law of the Executive or of any Beneficiary.  The Executive and any Beneficiary shall not have any right to alienate, anticipate, pledge, encumber or assign any of the benefits payable under this SERP.  The Executive’s or any Beneficiary’s benefits shall not be subject to any claim of, or any attachment, garnishment or other legal process brought by, any of his or her creditors.

9.7	Binding Effect. This SERP binds and inures to the benefit of the parties and their respective legal representatives, heirs, successors and assigns.

9.8
Reorganization.  The Company shall not merge or consolidate into or with another company, or reorganize, or sell substantially all of its assets to another company, firm, or person unless that succeeding or continuing company, firm or person agrees to assume and discharge the obligations of the Company under this SERP.  Upon the occurrence of such an event, the term “Company” as used in this SERP shall be deemed to refer to the successor or survivor company.

9.9	Applicable Law.

(a)
This SERP shall be construed and its validity determined according to the laws of the State of Oregon, other than its law regarding conflicts of law or choice of law, to the extent not preempted by federal law.

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(b)	Any dispute arising out of this SERP must be brought in either Clackamas County or Multnomah County, Oregon, and the parties will submit to personal jurisdiction in either of those counties.

9.10
Arbitration.  Any dispute or claim arising out of or brought in connection with this SERP, will, if requested by any party, be submitted to and settled by arbitration under the rules then in effect of the American Arbitration Association (or under any other form of arbitration mutually acceptable to the parties involved).  Any award rendered in arbitration will be final and will bind the parties, and a judgment on it may be entered in the highest court of the forum having jurisdiction.  The arbitrator will render a written decision, naming the substantially prevailing party in the action, and, subject to Section 9.11(b), will award that party all costs and expenses incurred, including reasonable attorneys’ fees.

9.11	Attorneys’ Fees.

(a)
If any breach of or default under this SERP results in either party incurring attorneys’ or other fees, costs or expenses (including those incurred in an arbitration), the substantially prevailing party is entitled to recover from the non-prevailing party its reasonable legal fees, costs and expenses, including attorneys’ fees and the costs of the arbitration, except as provided in subsection (b) below.

(b)	If the Executive is not the substantially prevailing party, the Executive shall be liable to pay the Company under subsection (a) above only if the arbitrator determines that:

(1)	There was no reasonable basis for the Executive’s claim (or the Executive’s response to the Company’s claim); or

(2)	The Executive had engaged in unreasonable delay, failed to comply with a discovery order or otherwise acted in bad faith in the arbitration.

(c)	Either party shall be entitled to recover any reasonable attorneys’ fees and other costs and expenses it incurs in enforcing or collecting an arbitration award.

(d)
If an award under this section is made to the Executive and accountants or tax counsel selected by Company with the Executive’s consent (which shall not be unreasonably withheld) determine that the award is includible in Executive’s gross income, the Company shall also pay the Executive a gross-up payment to offset the taxes imposed on that award, including the taxes on the gross-up payment itself.  This gross-up payment shall be determined following the methodology employed in the Change in Control Agreement.

9.12
Entire Agreement.  This SERP constitutes the entire agreement between the Company and the Executive as to its subject matter.  No rights are granted to the Executive by virtue of this SERP other than those specifically set forth in this document and any amendments to it.

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9.13
Construction.  The language of this SERP was chosen jointly by the parties to express their mutual intent.  No rule of construction based on which party drafted the SERP or certain of its provisions will be applied against any party.

9.14
Section Headings; Citations.  The section headings used in this SERP have been included for convenience of reference only.  Citations to statutes, regulations or FASB policies or statements are to those provisions as amended or to any successor provision.

9.15	Counterparts. This SERP may be executed in one or more counterparts, and all counterparts will be construed together as one plan.

9.16
Severability.  If any provision of this SERP is, to any extent, held to be invalid or unenforceable, it will be deemed amended as necessary to conform to the applicable laws or regulations.  However, if it cannot be amended without materially altering the intentions of the parties, it will be deleted and the remainder of this SERP will be enforced to the extent permitted by law.

9.17	Joint and Several Obligation. Bancorp and the Bank will be jointly and severally liable for the payment obligations under this Agreement.

EXECUTIVE:		COMPANY:

WEST COAST BANCORP

/s/ Robert D. Sznewajs		By:	/s/ Lloyd D. Ankeny
Robert D. Sznewajs
		Title:	Chairman
Date:	January 12, 2011
		Date:	December 16, 2010

WEST COAST BANK

		By:	/s/ Lloyd D. Ankeny

		Title:	Chairman

		Date:	December 16, 2010

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